EXHIBIT 99.(a)


             Florida Progress Corporation Increases Annual Dividend

ST. PETERSBURG, Florida...(February 18, 1999) -- Florida Progress Corporation's board of directors today declared a quarterly cash dividend of 54 1/2 cents per share on the company's outstanding common stock. The board's action increases the annual dividend rate by 4 cents per share, thus raising the annual dividend to $2.18 per share. This represents an annual dividend increase of 1.9 percent.

"The board's decision to increase the dividend is supported by management's expectation that long-term growth in earnings per share should allow the Company to continue reducing the dividend payout ratio over time while maintaining the dividend growth rate," said Richard Korpan, chairman and CEO of Florida Progress.

Florida Progress' earnings growth has enabled it to reduce its dividend payout ratio to 74 percent at the end of 1998.

The new quarterly dividend of 54 1/2 cents per share is payable on March 20, 1999 to shareholders of record at the close of business on March 5, 1999.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward looking statements regarding Florida Progress' projected earnings per share growth, dividend payout ratio and dividend growth rate. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct bearing on the company's ability to attain these projections include continued annual growth in electric customers and customer usage; economic and weather conditions affecting the demand for and the supply of not only electricity but also Electric Fuels Corporation's products and services; successful cost containment efforts; legislative and regulatory developments; the efficient operation and/or construction of Florida Power's existing and planned generating units; and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.2 billion. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities committed to serving its 1.3 million customers in Florida with competitively priced energy, excellent reliability, and outstanding customer service. Diversified operations include rail services, marine operations and coal mining.